Exhibit (10)-y

Allen & Overy LLP
CONFORMED COPY
AGREEMENT
Arranged by CITIGROUP GLOBAL MARKETS LIMITED J. P. MORGAN PLC and KEYBANC CAPITAL MARKETS with CITIBANK INTERNATIONAL PLC as Facility Agent CREDIT FACILITY US$375,000,000 for BAUSCH & LOMB B.V.
29 November 2005

  THIS AGREEMENT is dated 29 November, 2005

  BETWEEN:

(1)	BAUSCH & LOMB B.V. (the Company);

(2)	BAUSCH & LOMB INCORPORATED, a New York corporation (the Guarantor);

(3)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (Mandated Lead Arrangers) as Mandated Lead Arrangers;

(4)	THE FINANCIAL INSTITUTIONS listed in Part 1 of Schedule 1 (Original Lenders and Commitments) as Original Lenders;

(5)	CITIBANK INTERNATIONAL PLC as facility agent (in this capacity the Facility Agent).

  IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

  In this Agreement:

  Administrative Party means a Mandated Lead Arranger or the Facility Agent.

  Affiliate means, as to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person or is a director or officer of such person. For the purposes of this definition, the term control (including the terms controlling, controlled by and under common control with) of a person means the possession, direct or indirect, of the power to vote 5 per cent. or more of the Voting Stock of such person or to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.

  Availability Period means the period from and including the date of this Agreement to and including 31 December, 2005.

  Bankruptcy Code means the United States Bankruptcy Code 1978 or any other United States Federal or State bankruptcy, insolvency or similar law.

  Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 23.3 (Break Costs).

  Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and New York.

  Commitment means:

(a)
for an Original Lender, the amount set opposite its name in Part 1 of Schedule 1 (Original Lenders and Commitments) under the heading Commitment (US$) and the amount of any other Commitment it acquires; and

(b)	for any other Lender, the amount of any Commitment it acquires,

  to the extent not cancelled, transferred or reduced under this Agreement.

  Consolidated refers to the consolidation of accounts in accordance with GAAP.

  Debt of any person means, without duplication:

(a)	all indebtedness of such person for borrowed money;

(b)
all obligations of such person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such person's business);

(c)	all obligations of such person evidenced by notes, bonds, debentures or other similar instruments;

(d)
all obligations of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e)	all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases;

(f)	all obligations, contingent or otherwise, of such person in respect of acceptances, letters of credit or similar extensions of credit;

(g)	all net obligations of such person in respect of Hedge Agreements;

(h)
all Debt of others referred to in (a) through (g) above or (i) below guaranteed directly or indirectly in any manner by such person, or in effect guaranteed directly or indirectly by such person through an agreement:

(i)	to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt;

(ii)
to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss;

(iii)
to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss; or

(iv)	otherwise to assure a creditor against loss; and

(i)
all Debt referred to in (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Security Interest on property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Debt.

  Debt for Borrowed Money of any person means all items that, in accordance with GAAP, would be classified as notes payable, long term debt or current portion of long term debt on a Consolidated balance sheet of such person.

  Default means:

(a)	an Event of Default; or

(b)
an event or circumstance which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

  Dutch Banking Act means the Dutch Act on the Supervision of the Credit System 1992 (Wet toezicht Kredietwezen 1992).

  Dutch Exemption Regulation means the Exemption Regulation of the Minister of Finance (Vrijstellingsregeling WtK 1992).

  EBITDA means, for any period, net income (or net loss) plus, to the extent deducted in calculating net income (or net loss) for such period, the sum of:

(a)	interest expense;

(b)	income tax expense;

(c)	depreciation expense;

(d)	amortisation expense;

(e)	other non-cash non-recurring charges;

(f)	extraordinary losses deducted in calculating net income less extraordinary gains added in calculating net income; and

(g)	non-cash charges associated with expensing of stock options,

  in each case (unless otherwise specified) determined in accordance with GAAP for such period.

  Environmental Action means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation:

(a)	by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages; and

(b)	by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

  Environmental Law means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

  Environmental Permit means any permit, approval, identification number, licence or other authorisation required under any Environmental Law.

  ERISA means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

  ERISA Affiliate means any person that for purposes of Title IV of ERISA is a member of the Guarantor's controlled group, or under common control with the Guarantor, within the meaning of Section 414 of the U.S. Internal Revenue Code.

  ERISA Event means:

(a)	(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; or

(ii)    the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(b)	the application for a minimum funding waiver with respect to a Plan;

(c)
the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(d)	the cessation of operations at a facility of the Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA;

(e)	the withdrawal by the Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(f)	the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan;

(g)	the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or

(h)
the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

  Event of Default means an event specified as such in Clause 19 (Default).

  Existing Guarantor Credit Agreement means the US$400,000,000 credit agreement dated 26 July, 2005 between, among others, the Guarantor as borrower and Citibank, N.A. as administrative agent, including any extensions, renewals, amendments or modifications executed from time to time.

  Facility means the credit facility made available under this Agreement.

  Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days' notice,

  as the office(s) through which it will perform its obligations under this Agreement.

  Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

  Final Maturity Date means the fifth anniversary of the Utilisation Date subject to any extension in accordance with Clause 2.3 (Extension Option).

  Finance Document means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	a Transfer Certificate; or

(d)	any other document designated as such by the Facility Agent, the Company and the Guarantor.

  Finance Party means a Lender or an Administrative Party.

  Fitch means Fitch Ratings or any successor to its rating business.

  GAAP means generally accepted accounting principles consistent with those applied in the preparation of the Consolidated balance sheet of the Guarantor and its Subsidiaries as at 25 December, 2004, and the related Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the fiscal year then ended and the Consolidated balance sheet of the Guarantor and its Subsidiaries as at 25 June, 2005 and the related Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the six months then ended.

  Group means the Guarantor and its Subsidiaries.

  Hazardous Materials means:

(a)	petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas; and

(b)	any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

  Hedge Agreements means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

  Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party's overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

  which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

  Information Memorandum means the information memorandum prepared on behalf of, and approved by, the Company and the Guarantor in connection with this Agreement.

  Interest Period means each six-month period determined under this Agreement by reference to which interest on the Loan is calculated or such other period as the Facility Agent may select in accordance with this Agreement in respect of calculating interest on an overdue amount.

  Legal Reservations means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts or any equivalent legislation in other countries and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other general principles which are set out as qualifications as to matters of law in the legal opinions delivered to the Facility Agent in respect of any of the Finance Documents.

  Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement.

  LIBOR means for an Interest Period of the Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for the relevant currency or Interest Period of the Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of the Loan or overdue amount for a period comparable to that Interest Period.

  Loan means, unless otherwise stated in this Agreement, the principal amount of the borrowing made or to be made under this Agreement or the principal amount outstanding for the time being of that borrowing.

  Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate more than 50 per cent. of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate more than 50 per cent. of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated more than 50 per cent. of the Total Commitments immediately before the reduction.

  Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Calculation of the Mandatory Cost).

  Margin means the rate per annum calculated in accordance with Clause 8.3 (Margin).

  Material Adverse Change means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Guarantor or the Group as a whole.

  Material Adverse Effect means a material adverse effect on:

(a)	the business, condition (financial or otherwise), operations, performance, properties or prospects of the Guarantor or the Group as a whole;

(b)	the ability of any Obligor to perform its obligations under this Agreement or a Fee Letter;

(c)	the validity or enforceability of this Agreement or a Fee Letter; or

(d)	any right or remedy of a Finance Party in respect of this Agreement or a Fee Letter.

  Material Subsidiary means, at any time, the Company and a Subsidiary of the Guarantor having:

(a)	assets (excluding inter-company receivables) with a value that exceeds 5 per cent. of the value of total assets shown on the Consolidated statement of financial condition of the Group; or

(b)	net sales that exceed 5 per cent. of the Consolidated net sales of the Group,

  in each case as of the end of the most recently completed fiscal quarter of the Guarantor for which audited financial statements are available.

  If there is a dispute as to whether or not a member of the Group is a Material Subsidiary, a certificate of the auditors of the Guarantor will be, in the absence of manifest error, conclusive.

  Moody's means Moody's Investors Service, Inc. or any successor to its rating business.

  Multiemployer Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

  Multiple Employer Plan means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that:

(a)	is maintained for employees of the Guarantor or any ERISA Affiliate and at least one person other than the Guarantor and the ERISA Affiliates; or

(b)	was so maintained and in respect of which the Guarantor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

  Obligor means the Company or the Guarantor.

  Original Financial Statements means the audited consolidated financial statements of the Guarantor for the year ended 25 December, 2004.

  Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

  Party means a party to this Agreement.

  Patriot Act means the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law 26 October, 2001.

  PBGC means the Pension Benefit Guaranty Corporation (or any successor).

  Permitted Security Interests means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or as to which are not being contested by appropriate proceedings with appropriate reserves:

(a)	Security Interests for taxes, assessments and governmental charges or levies to the extent not required to be paid under Clause 17.3 (Payment of taxes) hereof;

(b)
Security Interests imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Security Interests and other similar Security Interests arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days;

(c)
pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations or bids or tenders or surety, appeal or performance bonds in the ordinary course of business;

(d)
easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; and

(e)
any interests arising under clause 18 of the general terms and conditions (Algemene Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general conditions.

  Plan means a Single Employer Plan or a Multiple Employer Plan.

  Professional Market Party means a professional market party (professionele marktpartij) under the Dutch Exemption Regulation.

  Pro Rata Share means:

(a)	for the purpose of determining a Lender's share in the utilisation of the Facility, the proportion which its Commitment bears to the Total Commitments; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender's share of the Loan bears to all of the Loan;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

  Rate Fixing Day means the second Business Day before the first day of an Interest Period or such other day as is generally treated as the rate fixing day by market practice in the relevant interbank market.

  Rating Agency means Fitch, Moody's, S&P or any other rating agency approved by the Majority Lenders, the Company and the Guarantor.

  Reference Banks means the Facility Agent, J.P. Morgan plc and KeyBanc Capital Markets and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

  Relevant Jurisdiction means, in relation to an Obligor:

(a)	its jurisdiction of incorporation; or

(b)	any jurisdiction where it conducts its business.

  Repeating Representations means at any time the representations and warranties which are then made or deemed to be repeated under Clause 16.17 (Times for making representations and warranties).

  Request means a request for the Loan, substantially in the form of Schedule 3 (Form of Request).

  S&P means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

  Screen Rate means the British Bankers Association Interest Settlement Rate for the relevant currency and Interest Period displayed on the appropriate page of the Telerate screen. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company, the Guarantor and the Lenders) may specify another page or service displaying the appropriate rate.

  SEC means the U.S. Securities and Exchange Commission, or any governmental authority succeeding to any of its principal functions.

  Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation, encumbrance or security interest or any other agreement or arrangement having a similar effect, including without limitation, the lien or retained security title of a conditional vendor but does not include, for the avoidance of doubt, any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances.

  Single Employer Plan means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that:

(a)	is maintained for employees of the Guarantor or any ERISA Affiliate and no person other than the Guarantor and the ERISA Affiliates; or

(b)	was so maintained and in respect of which the Guarantor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

  Subsidiary of any person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50 per cent. of:

(a)
the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency);

(b)	the interest in the capital or profits of such limited liability company, partnership or joint venture; or

(c)	the beneficial interest in such trust or estate,

  is at the time directly or indirectly owned or controlled by such person, by such person and one or more of its other Subsidiaries or by one or more of such person's other Subsidiaries.

  Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

  Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

  Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

  Total Commitments means the aggregate of the Commitments of all the Lenders.

  Transfer Certificate means:

(a)	for a transfer by assignment, a certificate, substantially in the form of Part 1 of Schedule 5 (Forms of Transfer Certificate); and

(b)	for a transfer by novation, a certificate, substantially in the form of Part 2 of Schedule 5 (Forms of Transfer Certificate),

  in each case with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent, the Company and the Guarantor.

  U.K. means the United Kingdom.

  U.S. means the United States of America.

  US$ means the lawful currency for the time being of the United States of America.

  Utilisation Date means the date on which the Facility is utilised and funds are advanced to the Company in accordance with the provisions of this Agreement.

  Voting Stock means capital stock issued by a corporation, or equivalent interests in any other person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)
know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)
an assignment or transfer by a Lender of its rights and obligations under this Agreement at par means an assignment or transfer of the principal amounts of a Lender's share in the Loan at par plus all other amounts accrued and/or owing under any Finance Document;

(viii)
a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(ix)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xi)	a Default being outstanding or continuing means that it has not been remedied or waived;

(xii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xiii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiv)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xv)
a Finance Document or other document includes (without prejudice to any prohibition on amendments) all amendments however fundamental to that Finance Document or other document, including any amendment providing for any increase in the amount of a facility or any additional facility; and

(xvi)	a time of day is a reference to London time.

(b)
Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)
notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)
Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)
any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

1.3	Dutch terms

  In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	duly authorised by all necessary corporate action where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(b)
a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(c)	(i)a winding-up or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(ii)
any procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 16d of the Social Insurance Co-ordination Act of the Netherlands (Coördinatiewet Sociale Verzekeringen); and

(iii)	a trustee in connection with insolvency proceedings includes a curator.

2.	FACILITY

2.1	Facility

  Subject to the terms of this Agreement, the Lenders make available to the Company a term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Nature of a Finance Party's rights and obligations

  Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

2.3	Extension Option

(a)
The Company may request that the Final Maturity Date be extended for a further period (the Relevant Period) from the then current Final Maturity Date by giving notice to the Facility Agent no more than 120 days nor less than 45 days before each of the first anniversary (the First Extension Request) and the second anniversary (the Second Extension Request) of the Utilisation Date.

(b)	The Relevant Period will be:

(i)	in the case of the First Extension Request, 364 days; and

(ii)	in the case of the Second Extension Request:

(A)
if the First Extension Request was made, then in respect of the Lenders who agreed to the First Extension Request, 364 days; and in respect of the Lenders who did not agree to the First Extension Request, 728 days; or

(B)	if the First Extension Request was not made, 364 days or 728 days, at the option of the Company and as indicated in the Second Extension Request.

(c)
Each Lender participating in the Facility shall notify the Facility Agent within 30 days after receiving the First Extension Request (or Second Extension Request, as the case may be) from the Company but in no event later than 10 days prior to the relevant anniversary of the Utilisation Date whether or not it agrees to the then current Final Maturity Date being extended for the Relevant Period. No Lender is under any obligation to extend the then current Final Maturity Date. If, by the date falling 10 days prior to the relevant anniversary of the Utilisation Date, no notice is received by the Facility Agent from a Lender which has confirmed receipt of the First Extension Request or Second Extension Request (as applicable) no less than 20 days prior to the relevant anniversary of the Utilisation Date, the then current Final Maturity Date shall automatically be extended for the Relevant Period with regard to such Lender.

(d)
As soon as practicable after it establishes which of the relevant Lenders, if any, agree to extend the then current Final Maturity Date for the Relevant Period, the Facility Agent shall, by notice to the Company, the Guarantor and each Lender, confirm those Lenders which have agreed to extend the then current Final Maturity Date for the Relevant Period (each an Extending Lender), whereupon such extension shall become effective with regard to those Extending Lenders.

(e)
At any time prior to the then current Final Maturity Date, the Company and/or the Guarantor will have the option to identify a Lender that is willing to accept an assignment or transfer of the rights and obligations under this Agreement from a Lender who does not agree to extend the Final Maturity Date, in which event, and at such time, the Lender who does not agree (or has not confirmed receipt of the First Extension Request or Second Extension Request (as applicable) pursuant to paragraph (c) above) to extend the Final Maturity Date shall assign or transfer its rights and obligations under this Agreement to the other Lender at par.

(f)
Subject to (e) above, the share in the Loan of any Lender who does not agree to extend the Final Maturity Date applicable to it for the Relevant Period together with any other sums owed to any such Lender under this Agreement shall be repaid in full on or prior to the Final Maturity Date applicable to that Lender.

(g)	No more than two requests for an extension under this Clause may be given, and any such request is irrevocable.

(h)	For the avoidance of doubt, the Final Maturity Date cannot be after the seventh anniversary of the Utilisation Date.

3.	PURPOSE

3.1	Loans

  The Loan may only be used for the general corporate purposes of the Company, including, but not limited to, payment of dividends.

3.2	No obligation to monitor

  No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

  A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

  The obligations of each Lender to participate in the Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for the Loan:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default is outstanding or would result from the Loan.

4.3	Maximum number

  Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than 1 Loan outstanding.

5.	UTILISATION - LOAN

5.1	Giving of Requests

(a)	The Company may borrow the Loan by giving to the Facility Agent a duly completed Request.

(b)
Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of the duly completed Request is 11.00 a.m. (London time) three Business Days before the proposed Utilisation Date.

(c)	The Request is irrevocable.

5.2	Completion of Requests

  The Request for the Loan will not be regarded as having been duly completed unless:

(a)	the Utilisation Date is a Business Day falling within the Availability Period;

(b)	the amount of the Loan requested is:

(i)	a minimum of US$5,000,000 and an integral multiple of US$1,000,000;

(ii)	equal to or less than the Total Commitments; or

(iii)	such other amount as the Facility Agent may agree; and

(c)	the proposed Interest Period complies with this Agreement.

  Only one Loan may be requested in a Request and is available under this Facility.

5.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in the Loan.

(b)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in the Loan if, as a result:

(i)	its share in the Loan would exceed its Commitment; or

(ii)	the Loan would exceed the Total Commitments.

(d)
If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the Company through its Facility Office on the Utilisation Date.

6.	REPAYMENT

  The Company must repay each Lender's share in the Loan in full on or before the Final Maturity Date applicable to it.

7.	PREPAYMENT AND CANCELLATION OR ASSIGNMENT

7.1	Mandatory prepayment or assignment - illegality

(a)
A Lender must notify the Facility Agent, the Company and the Guarantor promptly if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in the Loan.

(b)	After notification under paragraph (a) above the Facility Agent must notify the Company and the Guarantor and, subject to paragraph (d) below:

(i)	the Company must repay or prepay the share of that Lender in the Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender's share in the Loan will be:

(i)	the last day of the current Interest Period of the Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

(d)
At any time prior to the date for repayment or prepayment specified in paragraph (c) above, the Company and/or the Guarantor will have the option to identify a Lender that is willing to accept an assignment or transfer of the rights and obligations under this Agreement of a Lender who has made a notification under this Clause 7.1, in which event, and at such time, the Lender who has made such notification shall assign or transfer its rights and obligations under this Agreement to the other Lender at par (such assignment or transfer to be effective on or before the date for repayment or prepayment specified in paragraph (c) above).

(e)
Unless the Facility Agent otherwise agrees, in the event that a transfer or assignment requested by the Company and/or the Guarantor under this Clause 7.1 takes effect, the Company must pay to the Facility Agent for its own account a fee of US$3,500.

7.2	Voluntary prepayment

(a)	The Company may, by giving not less than two Business Days' prior notice to the Facility Agent, prepay the Loan at any time in whole or in part.

(b)	A prepayment of part of the Loan must be in a minimum amount of US$5,000,000 and an integral multiple of US$1,000,000.

7.3	Automatic cancellation

  The unutilised Commitment of each Lender will be automatically cancelled on the earlier of:

(i)	the date of (and immediately following) the advance of the Loan; and

(ii)	the close of business on the last day of the Availability Period.

7.4	Voluntary cancellation

(a)	The Company may, by giving not less than three Business Days' prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of US$5,000,000 and an integral multiple of US$1,000,000.

(c)	Any cancellation in part will be applied pro rata against the Commitment of each Lender.

7.5	Right of repayment and cancellation of a single Lender

(a)	If the Company is, or will be, required to pay to a Lender (the Notified Lender or that Lender):

(i)	a Tax Payment; or

(ii)	an Increased Cost,

  provided that no Default has occurred and is continuing, and the Company has satisfied all its obligations under this Agreement to that Lender, the Company may, while the requirement continues, give notice to the Facility Agent requesting assignment or prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above and subject to paragraph (d) below:

(i)	the Company must repay or prepay that Lender's share in the Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of that Lender's share in the Loan will be:

(i)	the last day of the current Interest Period for the Loan; or

(ii)	if earlier, the date specified by the Company in its notification.

(d)
At any time prior to the date for repayment or prepayment specified in paragraph (c) above, the Company and/or the Guarantor will have the option to identify a Lender that is willing to accept an assignment or transfer of the rights and obligations under this Agreement of the Notified Lender, in which event, and at such time, the Notified Lender shall assign or transfer its rights and obligations under this Agreement to the other Lender at par (such assignment or transfer to be effective on or before the date for repayment or prepayment specified in paragraph (c) above).

(e)
Unless the Facility Agent otherwise agrees, in the event that a transfer or assignment requested by the Company and/or the Guarantor under this Clause 7.5 takes effect, the Company must pay to the Facility Agent for its own account a fee of US$3,500.

7.6	Mandatory Cost

(a)	The Company will not be required to pay any Lender any amount in respect of any Mandatory Cost until after both:

(i)	the rate of Mandatory Cost has increased from the rate in effect at the date of this Agreement; and

(ii)	that Lender has notified the Facility Agent that it requires the Company to pay Mandatory Cost.

(b)
If any Lender provides a notification to the Facility Agent in accordance with (a) above, the Company may, provided that no Default has occurred and is continuing, and the Company has satisfied all its obligations under this Agreement to that Lender, while the requirement continues, give notice to the Facility Agent requesting assignment or prepayment and cancellation in respect of that Lender (the Notified Lender or that Lender).

(c)	After notification by the Company to the Facility Agent under paragraph (b) above and subject to paragraph (e) below:

(i)	the Company must repay or prepay that Lender's share in the Loan on the date specified in paragraph (d) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(d)	The date for repayment or prepayment of a Lender's share in the Loan will be:

(i)	the last day of the current Interest Period for the Loan; or

(ii)	if earlier, the date specified by the Company in its notification.

(e)
At any time prior to the date for repayment or prepayment specified in paragraph (d) above, the Company and/or the Guarantor will have the option to identify a Lender that is willing to accept an assignment or transfer of the rights and obligations under this Agreement of the Notified Lender, in which event, and at such time, the Notified Lender shall assign or transfer its rights and obligations under this Agreement to the other Lender at par (such assignment or transfer to be effective on or before the date for repayment or prepayment specified in paragraph (d) above).

(f)
Unless the Facility Agent otherwise agrees, in the event that a transfer or assignment requested by the Company and/or the Guarantor under this Clause 7.6 takes effect, the Company must pay to the Facility Agent for its own account a fee of US$3,500.

7.7	Partial prepayment of the Loan

  No amount of the Loan prepaid under this Agreement may subsequently be re-borrowed.

7.8	Miscellaneous provisions

(a)
Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loan and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)
All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for the Agent's fee in Clause 7.5(e) or Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

8.	INTEREST

8.1	Calculation of interest

  The rate of interest on the Loan for its Interest Period is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, subject to the provisions of Clause 7.6(a) (Mandatory Cost) above.

8.2	Payment of interest

  Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on the Loan made to it on the last day of each Interest Period.

8.3	Margin

(a)	In this Subclause:

  Quoting Rating Agency means at any time a Rating Agency which has a Debt Rating of the Guarantor (as defined in paragraph (b) below) at the relevant time.

(b)
The Margin applicable to the Loan will be the percentage rate per annum specified in Column 3 below which corresponds to the criteria in relation to the long-term senior unsecured, non-credit enhanced debt rating assigned to the Guarantor in Column 2 below by Fitch, Moody's and/or S&P (as the case may be) (the Debt Rating of the Guarantor) at the relevant time.

Column 1 Pricing Level	Column 2 Debt Rating of the Guarantor			Column 3 Margin (per cent. per annum)
	Fitch	Moody's	S&P

I	≥ A	≥ A2	≥ A	0.225
II	A-	A3	A-	0.25
III	BBB+	Baa1	BBB+	0.30
IV	BBB	Baa2	BBB	0.35
V	BBB-	Baa3	BBB-	0.425
VI	≤ BB+	≤ Ba1	≤ BB+	0.60

(c)	(i)If the Debt Rating of the Guarantor is split, such that a different Margin is applicable to each Quoting Rating Agency's rating, the applicable Margin will be determined as follows:

(A)
if the Debt Rating of the Guarantor is split and all three ratings fall in different pricing levels, the Margin applicable to the middle rating as set out in the table in paragraph (b) above shall apply; or

(B)
if the Debt Rating of the Guarantor is split and two of the ratings fall in the same pricing level (the Majority Level) and the third rating falls in a different pricing level, the Margin applicable to the Majority Level as set out in the table in paragraph (b) above shall apply.

(ii)
If only two Rating Agencies issue a Debt Rating of the Guarantor, the Margin applicable to the higher rating shall apply, provided that, if the higher rating is two or more pricing levels above the lower rating, the Margin applicable to the rating that is one pricing level higher than the lower of the split ratings as set out in the table in paragraph (b) above shall apply.

(iii)	If only one Rating Agency issues a Debt Rating of the Guarantor, the Margin applicable to that rating as set out in the table in paragraph (b) above shall apply.

(iv)	If no Rating Agency issues a Debt Rating of the Guarantor, the Margin applicable to Pricing Level VI as set out in the table in paragraph (b) above shall apply.

(d)	Any change in the Margin resulting from a publicly announced change in the Debt Rating of the Guarantor shall be effective, subject to paragraph (e) below, as of the date of such public announcement.

(e)	For so long as an Event of Default is outstanding, the Margin will be increased by 2 per cent. per annum.

8.4	Interest on overdue amounts

(a)
If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, before, on and after judgment.

(b)
Interest on an overdue amount is payable at the rate which would have been payable (including any increase to the Margin under Clause 8.3(e) above) if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Interest Periods of any duration of up to six months; and

(ii)	determine the appropriate Rate Fixing Day for that Interest Period.

(c)
Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of the Loan and becomes due and payable before the last day of its current Interest Period, then the first Interest Period for that overdue amount will be the unexpired portion of that Interest Period. After the expiry of the first Interest Period for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Interest Periods but will remain immediately due and payable.

8.5	Notification of rates of interest

  The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODs

9.1	Selection

(a)	The Loan has successive six month Interest Periods.

(b)	Each Interest Period for the Loan will be six months, starting on the Utilisation Date or on the expiry of the preceding Interest Period, as the case may be.

9.2	No overrunning the Final Maturity Date

  If an Interest Period would otherwise overrun the last applicable Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

10.	MARKET DISRUPTION

10.1	Failure of a Reference Bank to supply a rate

  If LIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon on a Rate Fixing Day, the applicable LIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

10.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	LIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon on the Rate Fixing Day; or

(ii)
the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 50 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR for the relevant Interest Period.

(b)	The Facility Agent must promptly notify the Company, the Guarantor and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender's share in the affected Loan for the relevant Interest Period will be the aggregate of the applicable:

(i)	Margin;

(ii)
rate notified to the Facility Agent by that Lender as soon as practicable, and in any event within 10 Business Days after the start of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select, provided that in the absence of such notice the rate of interest in respect of that Lender's share in the Loan for that Interest Period will be the same rate of interest that was in effect for the immediately preceding Interest Period; and

(iii)	Mandatory Cost.

10.3	Alternative basis of interest or funding

(a)
If a market disruption event occurs and the Facility Agent, the Company or the Guarantor so requires, the Company, the Guarantor and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, the Company and the Guarantor, binding on all the Parties.

11.	TAXES

11.1	General

  In this Clause:

  Obligor's Tax Jurisdiction means the jurisdiction in which the relevant Obligor is resident for Tax purposes.

  Qualifying Lender means a Lender which is:

(a)	a Treaty Lender; or

(b)
a Lender (other than a Lender within paragraph (a) above) that is entitled to receive interest in respect of an amount payable to that Lender under a Finance Document without a Tax Deduction imposed by the relevant Obligor's Tax Jurisdiction.

  Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

  Tax Deduction means a deduction or withholding for or on account of Tax from a payment under any Finance Document.

  Treaty Lender means a Lender which is:

(a)
resident (as defined in the appropriate double taxation agreement) in a country with which the Obligor's Tax Jurisdiction has a double taxation agreement giving residents of that country full exemption from the taxation on interest imposed by that Obligor's Tax Jurisdiction; and

(b)	does not carry on a business in the Obligor's Tax Jurisdiction through a permanent establishment with which the payment is effectively connected.

11.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If:

(i)	a Lender is not, or ceases to be, a Qualifying Lender; or

(ii)	an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

  it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)
Except as provided below, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
Except as provided below, an Obligor is not required to make an increased payment under paragraph (c) above for a Tax Deduction in respect of tax imposed by the Obligor's Tax Jurisdiction to a Lender that is not, or has ceased to be, a Qualifying Lender in excess of the amount that the Obligor would have had to pay had the Lender been, or not ceased to be, a Qualifying Lender.

(e)
Paragraph (d) above will not apply if the Lender has ceased to be a Qualifying Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority.

(f)
An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the Obligor's Tax Jurisdiction if that Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the Tax Deduction would not have been required if the Lender had complied with its obligations under paragraph (i) below.

(g)
If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(h)
Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Facility Agent for the relevant Finance Party entitled to the payment an original receipt (or a certified copy thereof) satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(i)
A Treaty Lender must co-operate with each Obligor by using its reasonable endeavours to complete any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

11.3	Tax indemnity

(a)
Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party (in its reasonable discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)	that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

  if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

11.4	Tax Credit

  If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and fully retained that Tax Credit on an affiliated group basis,

  the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-Tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

11.5	Stamp taxes

  The Company must pay and indemnify each Finance Party against any stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

11.6	Value added taxes

(a)
Any amount payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

12.	INCREASED COSTS

12.1	Increased Costs

  Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

12.2	Exceptions

  The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	attributable to a Finance Party wilfully failing to comply with any law or regulation; or

(c)
incurred more than six months prior to the date that such Finance Party notifies the Company of such Finance Party's intention to claim compensation therefore; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

12.3	Claims

(a)
A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Company and the Guarantor.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

13.	MITIGATION

13.1	Mitigation

(a)	Each Finance Party must, in consultation with the Company and the Guarantor, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

  including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)
The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause, provided that the Guarantor has been consulted with regard to such costs and expenses prior to their incurrence.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

13.2	Conduct of business by a Finance Party

  No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

14.	PAYMENTS

14.1	Place

  Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in New York, as it may notify to that Party for this purpose by not less than five Business Days' prior notice.

14.2	Funds

  Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in that currency in the place for payment.

14.3	Distribution

(a)	In this Subclause, Standing Payment Instruction means:

(i)	in relation to a Lender which is a Lender on the date of this Agreement, payment instructions set below the name of that Lender in Schedule 7 (Form of Standing Payment Instructions); or

(ii)	in relation to a Lender which becomes a Lender after the date of this Agreement, payment instructions set out in the Transfer Certificate to which that Lender is a party,

  or such other payment instructions the Lender may notify to the Facility Agent but not less than five Business Days' prior notice.

(b)
Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in New York, as it may notify to the Facility Agent for this purpose by not less than five Business Days' prior notice.

(c)	Notwithstanding paragraph (a) above, any payment to be made under the Finance Documents by the Facility Agent to a Lender must be made in accordance with that Lender's Standing Payment Instruction.

(d)
The Facility Agent may apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(e)
Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

14.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(c)	Each other amount payable under the Finance Documents is payable in US$.

(d)	If a change in any currency of a country occurs, the Finance Documents will be amended in accordance with Clause 25.3 (Change of currency).

14.5	No set-off or counterclaim

  All payments made by an Obligor under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

14.6	Business Days

(a)
If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.7	Partial payments

(a)
If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)
first, in or towards payment pro rata of any unpaid fees of the Administrative Parties as well as any costs and expenses of the Facility Agent payable in accordance with the terms of the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by the Lenders, vary the order set out in subparagraphs (a)(ii) to (iv) above and promptly notify the Obligors of such change.

(c)	This Subclause will override any appropriation made by an Obligor.

14.8	Timing of payments

  If a Finance Document does not provide for when a particular payment is due, that payment will be due within ten Business Days of demand by the relevant Finance Party.

15.	GUARANTEE AND INDEMNITY

15.1	Guarantee and indemnity

  The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by the Company of all its obligations under the Finance Documents;

(b)
undertakes with each Finance Party that, whenever the Company does not pay any amount when due under or in connection with any Finance Document, the Guarantor must within two Business Days of demand by the Facility Agent pay that amount as if it were the principal obligor in respect of that amount; and

(c)
indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the cost, loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover from the Company under the Finance Documents had such guaranteed obligation not been unenforceable, invalid or illegal.

15.2	Continuing guarantee

  This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Company under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

15.3	Reinstatement

(a)
If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of an Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or other similar event, the liability of the Guarantor under this Clause will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

15.4	Waiver of defences

  The obligations of the Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any Finance Party). This includes:

(a)	any time, consent or waiver granted to, or composition with, any Obligor or other person;

(b)	any release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(f)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or

(h)	any insolvency or similar proceedings.

15.5	Immediate recourse

(a)
The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Guarantor under this Clause.

(b)	This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

15.6	Appropriations

  Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of the Guarantor under this Clause:

(a)	(i)refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) against those amounts; or

(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in an interest-bearing suspense account any moneys received on account of the Guarantor's liability under this Clause.

15.7	Non-competition

  Unless:

(a)	all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

  the Guarantor will not, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor's liability under this Clause;

(iii)
claim, rank, prove or vote as a creditor of the Company or its estate in competition with any Finance Party (or any trustee or agent on its behalf) unless it immediately turns over to the Finance Parties any proceeds that it recovers as a creditor; or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Company, or exercise any right of set-off as against the Company.

  The Guarantor must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

15.8	Additional security

  This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Representations and warranties

  The representations and warranties set out in this Clause are made by each Obligor or (if it so states) either one of them to each Finance Party and are subject to Clause 19.11 (BLIO Matters).

16.2	Status

  It is a limited liability company or corporation duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation.

16.3	Powers, authority and non-conflict

  The execution, delivery and performance by it of the Finance Documents to which it is a party, and the consummation of the transactions contemplated hereby, are within its corporate powers, have been duly authorised by all necessary corporate action, and do not contravene:

(a)	any of its constitutional documents; or

(b)	any law or contractual restriction binding on or affecting it.

16.4	Authorisations

  No authorisation or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by it of any Finance Document to which it is a party.

16.5	Legal validity

  Each Finance Document to which it is a party has been duly executed and delivered by it. Subject to the Legal Reservations, each Finance Document to which it is a party, is its legal, valid and binding obligations enforceable against it in accordance with such Finance Document's respective terms.

16.6	Financial statements

  The Guarantor represents and warrants that the Consolidated balance sheet of the Guarantor as at 25 December, 2004, and the related Consolidated statements of income and cash flows of the Group for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, and the Consolidated balance sheet of the Group as at 25 June, 2005 and the related Consolidated statements of income and cash flows of the Group for the six months then ended, duly certified by the chief financial officer of the Guarantor, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at 25 June, 2005 and said statements of income and cash flows for the six months then ended, to year-end audit adjustments, the Consolidated financial condition of the Group as at such dates and the Consolidated results of the operations of the Group for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. At the date of this Agreement there has been no Material Adverse Change since 25 December, 2004, other than as publicly disclosed prior to the date of this Agreement.

16.7	Litigation

  At the date of this Agreement there is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting any member of the Group before any court, governmental agency or arbitrator that:

(a)
could be reasonably likely to have a Material Adverse Effect (other than matters as are identified in the periodic report of the Guarantor, which are filed prior to the date of this Agreement with the SEC); or

(b)	purports to affect the legality, validity or enforceability of this Agreement or any other Finance Document or the consummation of the transactions contemplated hereby.

16.8	Use of credit

  It is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

16.9	Title to property

  The Company represents and warrants that it, and the Guarantor represents and warrants that each member of the Group has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilise such properties for their intended purposes and that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

16.10	Intellectual property

  The Company represents and warrants that it, and the Guarantor represents and warrants that each member of the Group owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by each member of the Group does not infringe upon the rights of any other person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

16.11	Compliance with laws

  The Company represents and warrants that it, and the Guarantor represents and warrants that each member of the Group is in compliance with all laws (including, without limitation, ERISA, Environmental Laws and the Patriot Act), regulations and orders of any governmental authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

16.12	Investment Company Act

  The Company represents and warrants that it is not, and the Guarantor represents and warrants that no member of the Group is:

(a)	an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940; or

(b)	a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

16.13	Taxes

(a)
The Company represents and warrants that it, and the Guarantor represents and warrants that each member of the Group has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except:

(i)	taxes that are being contested in good faith by appropriate proceedings and for which such person has set aside on its books reserves where required by GAAP; or

(ii)	to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b)	The Company represents and warrants that for Tax purposes, it is resident only in the jurisdiction of its incorporation.

16.14	Ownership of the Company

  The Company is a wholly-owned Subsidiary of the Guarantor.

16.15	Material Subsidiaries

  Attached hereto at Schedule 6 is a list of each Material Subsidiary on the date hereof.

16.16	Dutch Banking Act

(a)
If the Company is a credit institution (kredietinstelling) under the Dutch Banking Act, it is in compliance with the applicable provisions of the Dutch Banking Act and any implementing regulation, including the Dutch Exemption Regulation.

(b)	On the date of this Agreement the Company has verified the status of each person which is a Lender under this Agreement either as:

(i)	a Professional Market Party under the Dutch Exemption Regulation; or

(ii)	exempted from the requirement to be a Professional Market Party because it forms part of a closed circle (besloten kring) with the Company.

(c)
The Company will be deemed to have complied with its verification obligation set out under (b)(i) above, if it could reasonably assume that the Lender concerned is a Professional Market Party on the basis of:

(i)	information from public registers;

(ii)
information from a recognised rating institution within the meaning of the Dutch capital adequacy rules for credit institutions as set out in the Credit System Supervision Manual (Handboek Wtk) part 9001-02;

(iii)	information received from such Lender; or

(iv)	an express confirmation from such Lender.

16.17	Times for making representations and warranties

(a)	The representations and warranties set out in this Clause are made by each Obligor on the date of this Agreement.

(b)
Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty is deemed to be repeated by each Obligor on the Utilisation Date and the first day of each Interest Period.

(c)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

17.	POSITIVE COVENANTS

17.1	General

  For so long as any amount is outstanding under any of the Finance Documents or any Lender shall have any Commitment under this Agreement, each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group, each Obligor must ensure that each of its Subsidiaries performs that covenant. Each covenant is subject to Clause 19.11 (BLIO Matters).

17.2	Compliance with laws

  The Guarantor must comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act to the extent that the failure to do so could reasonably be expected to result in a Material Adverse Effect.

17.3	Payment of taxes

  The Guarantor must pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent:

(a)	all taxes, assessments and governmental charges or levies imposed upon it or upon its property; and

(b)	all lawful claims that, if unpaid, might by law become a Security Interest upon its property,

  provided, however, that neither the Guarantor nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained where required by GAAP, unless and until any Security Interest resulting therefrom attaches to its property and enforcement, collection, execution, levy or foreclosure proceedings shall have been commenced with respect to one or more such taxes, assessments, charges, levies or claims that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

17.4	Insurance

  The Guarantor must maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor or such Subsidiary operates.

17.5	Preservation of corporate existence

  The Guarantor must preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Guarantor and its Material Subsidiaries may consummate any merger or consolidation permitted under Clause 18.3 (Mergers) and provided further that neither the Guarantor nor any of its Material Subsidiaries shall be required to preserve any right or franchise if the board of directors of the Guarantor or such Subsidiary shall reasonably determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Guarantor, such Subsidiary or the Lenders.

17.6	Inspection rights

  The Guarantor must, at any reasonable time and from time to time upon no less than 5 Business Days' prior notice to the Guarantor, permit the Facility Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any member of the Group, and to discuss the affairs, finances and accounts of any member of the Group with any of their officers or directors and with their independent certified public accountants.

17.7	Maintenance of accounts

  The Guarantor must keep, and cause each of its Material Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

17.8	Maintenance of properties

  The Guarantor must maintain and preserve, and cause each of its Material Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

17.9	Ownership of the Company

  The Guarantor must maintain 100 per cent. direct or indirect ownership of the Company.

17.10	Reporting requirements

(a)	The Guarantor (or the Company in the case of (ii) below) must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)
as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Guarantor, a Consolidated balance sheet of the Group as of the end of such quarter and Consolidated statements of income and cash flows of the Group for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer or controller of the Guarantor as having been prepared in accordance with GAAP and certificates of the chief financial officer, treasurer or controller of the Guarantor as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Clause 18.8 (Financial covenants), provided that in the event of any change in GAAP used in the preparation of such financial statements, the Guarantor shall also provide, if necessary for the determination of compliance with Clause 18.8 (Financial covenants), a statement of reconciliation conforming such financial statements to GAAP;

(ii)	as soon as available and in any event within 60 days after the end of each of the first half of each fiscal year of the Company, interim financial statements of the Company;

(iii)
as soon as available and in any event within 105 days after the end of each fiscal year of the Guarantor, a copy of the audited annual report for such year for the Group, containing a Consolidated balance sheet of the Group as of the end of such fiscal year and Consolidated statements of income and cash flows of the Group for such fiscal year, in each case accompanied by an opinion acceptable to the Majority Lenders by PricewaterhouseCoopers, LLP or other independent public accountants acceptable to the Majority Lenders and certificates of the chief financial officer, treasurer or controller of the Guarantor as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Clause 18.8 (Financial covenants), provided that in the event of any change in GAAP used in the preparation of such financial statements, the Guarantor shall also provide, if necessary for the determination of compliance with Clause 18.8 (Financial covenants), a statement of reconciliation conforming such financial statements to GAAP;

(iv)
as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer, treasurer or controller of the Guarantor setting forth details of such Default and the action that the Guarantor has taken and proposes to take with respect thereto;

(v)
promptly after the sending or filing thereof, copies of all reports that the Guarantor sends to any of its securityholders, and copies of all reports and registration statements that the Guarantor or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(vi)
promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting any member of the Group of the type described in Clause 16.7 (Litigation); and

(vii)	such other information respecting any member of the Group as any Lender through the Facility Agent may from time to time reasonably request.

(b)
Reports required to be delivered pursuant to (i), (iii), (v) and (vi) above shall be deemed to have been delivered on the date on which such report is posted on the SEC's website at www.sec.gov, and such posting shall be deemed to satisfy the reporting requirements of (i), (iii), (v) and (vi) above; provided that the Guarantor shall deliver paper copies of the certificate required by (i) and (iii) above to the Facility Agent and each of the Lenders until such time as the Facility Agent shall provide the Company or Guarantor written notice otherwise.

17.11	Know your customer requirements

(a)
Each Obligor must as soon as reasonably practicable following receipt of written request from any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)
Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

18.	NEGATIVE COVENANTS AND FINANCIAL COVENANTS

18.1	General

  For so long as any amount is outstanding under any of the Finance Documents or any Lender shall have any Commitment under this Agreement, each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group, each Obligor must ensure that each of its Subsidiaries performs that covenant.

18.2	Negative pledge

  The Guarantor must not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Security Interest on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(a)	Permitted Security Interests;

(b)
purchase money Security Interests upon or in any real property or equipment acquired or held by any member of the Group in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Security Interests existing on such property or equipment at the time of its acquisition (other than any such Security Interests created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Security Interest shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Security Interest being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Security Interests referred to in this paragraph shall not exceed US$100,000,000 at any time outstanding;

(c)	Security Interests arising in connection with any court action or other legal proceeding so long as no Default under Clause 19.7 (Final judgment) has occurred and is continuing;

(d)	other Security Interests securing Debt in an aggregate principal amount not to exceed US$50,000,000 at any time outstanding; and

(e)
the replacement, extension or renewal of any Security Interest permitted by paragraph (a) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

18.3	Mergers

  The Guarantor must not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any person, or permit any of its Material Subsidiaries to do so, except that:

(a)	any Material Subsidiary may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Guarantor;

(b)	any Subsidiary of the Guarantor may merge into or dispose of assets to the Guarantor or to the Company; and

(c)	the Guarantor and/or the Company may merge with any other person so long as the Guarantor and/or the Company (as the case may be) is the surviving corporation,

  provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

18.4	Accounting changes

  The Guarantor must not make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

18.5	Change of business

  The Guarantor must not make, or permit any of its Material Subsidiaries to make, any material change in the nature of the business carried on at the date hereof by the Guarantor and its Material Subsidiaries, taken as a whole, provided that the Guarantor and its Material Subsidiaries may expand into other lines of business in the health products industry.

18.6	Restrictive agreements

  The Guarantor must not directly or indirectly enter into, incur or permit to exist, or permit any of its Subsidiaries to enter into, incur or permit to exist, any agreement or other arrangement that prohibits, restricts or imposes any condition upon:

(a)	the ability of the Guarantor or any of its Subsidiaries to create, incur or permit to exist any Security Interest upon any of its property or assets; or

(b)
the ability of any Subsidiary of the Guarantor to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Guarantor or any other Subsidiary of the Guarantor or to guarantee Debt of the Guarantor or any other Subsidiary of the Guarantor;

  provided that:

(i)	paragraph (a) above and this paragraph (b) shall not apply to restrictions and conditions imposed by law or by this Agreement or the Existing Guarantor Credit Agreement;

(ii)
paragraph (a) above and this paragraph (b) shall not apply to restrictions and conditions that could not be reasonably expected to cause a material adverse effect on the ability of the Guarantor to perform any of its obligations under this Agreement;

(iii)
paragraph (a) above and this paragraph (b) shall not apply to restrictions and conditions existing on the date hereof (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition);

(iv)
paragraph (a) above and this paragraph (b) shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Guarantor pending such sale, provided such restrictions and conditions apply only to the Subsidiary of the Guarantor that is to be sold and such sale is permitted hereunder;

(v)
paragraph (a) above shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt; and

(vi)	paragraph (a) above shall not apply to customary provisions in leases and licences restricting the assignment thereof.

18.7	Use of credit

  The Guarantor must not use, or permit any of its Subsidiaries to use, the proceeds of any Loan to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying margin stock.

18.8	Financial covenants

  So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Guarantor must:

(a)	maintain a ratio of Consolidated Debt for Borrowed Money to Consolidated EBITDA of the Group for the four fiscal quarters most recently ended of not greater than 3.0:1.0; and

(b)
maintain a ratio of Consolidated EBITDA of the Group for the four fiscal quarters most recently ended to interest payable on, and amortisation of debt discount in respect of, all Debt for Borrowed Money during such period, by the Group of not less than 4.0:1.0.

  The ratios referred to in this Clause 18.8 shall be tested by reference to the financial statements most recently delivered by the Guarantor to the Facility Agent in accordance with Clause 17.10(a)(i) and Clause 17.10(a)(iii).

19.	DEFAULT

19.1	Events of Default

  Subject to Clause 19.11 (BLIO Matters) below, each of the events or circumstances set out in this Clause is an Event of Default.

19.2	Non-payment

  An Obligor does not pay on the due date any amount payable pursuant to a Finance Document unless:

(i)	its failure to pay is caused by administrative or technical error; and

(ii)	payment is made within two Business Days of receiving notice that the payment was not made on its due date.

19.3	Misrepresentation

  Any representation or warranty made by an Obligor herein or by an Obligor (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made.

19.4	Breach of other obligations

(a)
An Obligor shall fail to perform or observe any term, covenant or agreement contained in Clauses 17.5 (Preservation of corporate existence), 17.6 (Inspection rights), 17.10 (Reporting requirements), or 18 (Negative Covenants and Financial Covenants); or

(b)
an Obligor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of:

(i)	written notice thereof shall have been given to the Company and the Guarantor by the Facility Agent or any Lender; and

(ii)	a responsible financial officer of the Company and the Guarantor otherwise becomes aware of such failure.

19.5	Cross-default

(a)
The Guarantor or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least US$50,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Guarantor or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt;

(b)
any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or

(c)
any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof.

19.6	Insolvency

  Except as provided below, any of the following occurs in respect of the Guarantor or any of its Material Subsidiaries:

(a)	it shall generally not pay its debts as such debts become due;

(b)	it admits in writing its inability to pay its debts generally;

(c)	it makes a general assignment for the benefit of its creditors;

(d)	any proceeding shall be instituted by or against it:

(i)	seeking to adjudicate it a bankrupt or insolvent;

(ii)
seeking liquidation, winding up, reorganisation, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganisation or relief of debtors; or

(iii)	seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; and

  in the case of any such proceeding instituted against it (but not instituted by it):

(iv)	either such proceeding shall remain undismissed or unstayed for a period of 60 days; or

(v)
any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or

(e)	the Guarantor or any of its Material Subsidiaries shall take any corporate action to authorise any of the actions set forth above in this Clause.

19.7	Final judgment

(a)	Any judgments or orders for the payment of money in excess of US$25,000,000 in the aggregate shall be rendered against the Guarantor or any of its Subsidiaries and either:

(i)	enforcement proceedings shall have been commenced by any creditor upon such judgment or order;

(ii)
other than in respect of a settlement order, there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(iii)	the Guarantor or any of its Subsidiaries shall be in default under a settlement order.

(b)
Any non-monetary judgment or order shall be rendered against the Guarantor or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

19.8	Change of control

(a)
Any person or two or more persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Guarantor (or other securities convertible into such Voting Stock) representing 30 per cent. or more of the combined voting power of all Voting Stock of the Guarantor;

(b)
during any period of up to 12 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Guarantor shall cease for any reason to constitute a majority of the board of directors of the Guarantor; or

(c)
any person or two or more persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Guarantor.

19.9	ERISA

  The Guarantor or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of US$50,000,000 in the aggregate as a result of one or more of the following:

(a)	the occurrence of any ERISA Event;

(b)	the partial or complete withdrawal of the Guarantor or any of its ERISA Affiliates from a Multiemployer Plan; or

(c)	the reorganisation or termination of a Multiemployer Plan.

19.10	Acceleration

  If an Event of Default occurs, the Facility Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company and the Guarantor:

(a)	declare the obligation of each Lender to advance Loans to be terminated, whereupon the same shall forthwith terminate; and

(b)
declare the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Guarantor under the Bankruptcy Code:

(i)	the obligation of each Lender to make Loans shall automatically be terminated; and

(ii)
the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

19.11	BLIO Matters

(a)
Solely for the Waiver Period, it is agreed that, the BLIO Matters described in the BLIO Announcements will not result in or constitute a breach of this Agreement (including, without limitation, any misrepresentation or breach of covenant) or an Event of Default) to the extent that:

(i)	any restatements of the Guarantor's financial statements for prior financial periods do not result in reductions in profits after tax of the Guarantor of more than US$50,000,000 in the aggregate; and

(ii)	with respect to any delay in delivery of financial statements required to be delivered under this Agreement, such delay does not extend beyond 1 March, 2006.

(b)	In this Clause:

  BLIO Announcements means the Guarantor's:

(i)	press releases dated 26 October, 2005 and 3 November, 2005; and

(ii)	filings with the SEC on Form 8-K dated 27 October, 2005 and on Form 12(b)-25 dated 3 November, 2005,

  in each case relating to the Guarantor's Subsidiary, BL Industria Otica, Ltda (BLIO) and the Guarantor's related investigation.

  BLIO Matters means the events including, without limitation, the allegations of improper management, improper accounting and unpaid taxes of BLIO, and the Guarantor's related investigation, which may result in the need for the Guarantor to:

(i)	delay delivery of its financial statements to the Facility Agent under this Agreement;

(ii)	delay certain of its filings with the SEC; and

(iii)
restate its financial statements for prior periods, and that such a restatement, if necessary, would also require unrelated out-of-period entries made in prior periods to be reclassified to the appropriate prior period.

  Waiver Period means the period beginning on the date of this Agreement and ending on the Waiver Termination Date.

  Waiver Termination Date means the date (if any) on which holders of any Debt owed by the Guarantor or any of its Subsidiaries in a principal or notional amount of at least US$50,000,000 shall accelerate or give notice of acceleration of such Debt.

(c)
Notwithstanding the foregoing, with respect to the BLIO Matters, nothing in this Clause 19.11 shall constitute an admission (i) of liability with respect to the BLIO Matters, (ii) that any misrepresentation or breach of warranty, covenant or other provision of this Agreement has occurred, or (iii) that an Event of Default has occurred under this Agreement.

(d)
On the Waiver Termination Date, without any further action by any Finance Party, all of the terms and provisions set forth in this Agreement that are waived pursuant to this Clause 19.11 and not cured prior to the Waiver Termination Date shall have the same force and effect as if this Clause 19.11 did not exist, and the Finance Parties shall have all of the rights and remedies afforded to them under this Agreement with respect to any such waived terms and provisions as though this Clause 19.11 did not exist.

20.	THE ADMINISTRATIVE PARTIES

20.1	Appointment of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)
perform the duties and to exercise the rights, powers, authorities and discretions that are specifically given to it under or in connection with the Finance Documents, together with any other incidental rights, powers, authorities and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

20.2	Role of the Mandated Lead Arrangers

  Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

20.3	No fiduciary duties

(a)	Nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person; and

(b)	no Administrative Party need hold in trust any moneys paid to it or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

20.4	Individual position of an Administrative Party

(a)
If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)
accept deposits from, lend money to and generally engage in any kind of banking or carry on any other business with an Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with an Obligor or its related entities.

20.5	Reliance

  The Facility Agent may:

(a)	rely on any representation, notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	assume, unless the context otherwise requires, that any communication made by an Obligor is made on behalf of and with the consent and knowledge of each Obligor;

(d)	engage, pay for and rely on the advice or services of any professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(e)	act under the Finance Documents through its personnel and agents.

20.6	Majority Lenders' instructions

(a)
Unless any contrary indication appears in a Finance Document, the Facility Agent is fully protected if it acts (or refrains from taking action) on the instructions of the Majority Lenders in the exercise of any right, power, authority or discretion or any matter not expressly provided for in the Finance Documents. Unless any contrary indication appears in a Finance Document, any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions from the Majority Lenders (or if appropriate, the Lenders), the Facility Agent may act (or refrain from taking action) as it considers to be in the best interests of all the Lenders.

(b)
The Facility Agent may assume that unless it has received notice to the contrary in its capacity as Facility Agent for the Lenders, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)
The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions.

(d)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings in connection with any Finance Document.

20.7	Responsibility

(a)
No Administrative Party is responsible for the adequacy, accuracy and/or completeness of any statement or information (whether written or oral) supplied by an Administrative Party, an Obligor or any other person given in or in connection with any Finance Document including the Information Memorandum.

(b)
No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

(c)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)
has been, and will continue to be, solely responsible for making its own independent appraisal investigation of all risks arising under or in connection with the Finance Documents including but not limited to:

(A)	the financial conditions, status and nature of each member of the Group;

(B)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(C)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(D)
the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(ii)
has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.

20.8	Exclusion of liability

(a)
Without limiting paragraph (b) below, the Facility Agent is not liable or responsible for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the relevant Administrative Party) may take any proceedings against any officers, employees or agents of another Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of an Administrative Party may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)
The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d) (i)	Nothing in this Agreement will oblige any Administrative Party to carry out any know your customer requirement or other checks in relation to any person on behalf of any Finance Party.

(ii)
Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements or checks it is required to carry out and that it may not rely on any statement in relation to those requirements or checks made by any of the Administrative Parties.

20.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstances described is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent or a Mandated Lead Arranger) under this Agreement,

  it must promptly notify the other Finance Parties.

20.10	Information

(a)	The Facility Agent must promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent by a Party for any other Party.

(b)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)
either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)
In acting as Facility Agent for the Finance Parties, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(e)
The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

20.11	Indemnities

(a)
Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent, within three Business Days of demand, for that Lender's Pro Rata Share of any cost, loss or liability incurred by the Facility Agent in acting as the Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor under a Finance Document), except to the extent that the cost, loss or liability is caused by the Facility Agent's gross negligence or wilful misconduct.

(b)	If a Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party:

(i)	deduct from any amount received by it for that Party any amount due to the Facility Agent from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount.

  That Party will be regarded as having received the amount so deducted.

20.12	Compliance

  Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

20.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the other Finance Parties, the Company and the Guarantor.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Finance Parties, the Company and the Guarantor, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)
The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company and the Guarantor prior to the appointment. Any successor Facility Agent must have an office in the U.K.

(e)
The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f)
The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)
Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

20.14	Relationship with Lenders

(a)
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)
The Facility Agent must keep a record of all the Parties and supply any other Party with a copy of the record on request. The record will include each Lender's Facility Office(s) and contact details for the purposes of this Agreement.

(d)
Each Lender must supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Calculation of the Mandatory Cost).

20.15	Notice period

  Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

20.16	Deduction from amounts payable by the Facility Agent

  If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party must be regarded as having received any amount so deducted.

21.	EVIDENCE AND CALCULATIONS

21.1	Accounts

  Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

21.2	Certificates and determinations

  Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

21.3	Calculations

  Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or if market practice differs, in accordance with market practice.

22.	FEES

22.1	Facility Agent's fee

  The Company must pay to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Facility Agent and the Company.

22.2	Participation fees

  The Company must pay to the Mandated Lead Arrangers or the Facility Agent, as applicable, the participation fees in the manner agreed in the Fee Letter between the Mandated Lead Arrangers and the Company.

22.3	Arrangement fees

  The Company must pay to each of the Mandated Lead Arrangers for their own account the arrangement fees in the manner agreed in each Fee Letter between a Mandated Lead Arranger and the Company.

23.	INDEMNITIES AND BREAK COSTS

23.1	Currency indemnity

(a)	The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor's liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

  in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)
Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

23.2	Other indemnities

(a)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)
any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of the gross negligence, wilful misfeasance or default by that Finance Party) the Loan not being made after the Request has been delivered;

(iv)	the Loan (or part of the Loan) not being prepaid in accordance with this Agreement; or

(v)
any representation made under Clause 16.16 (Dutch Banking Act) or Clause 26.2 (Assignments and transfers by Lenders) being incorrect when made or deemed to be made. A Lender which makes a representation which is untrue in relation to its status as a Professional Market Party or its status as part of a closed circle (besloten kring) cannot make a demand under this paragraph.

  The Company's liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

(b)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

23.3	Break Costs

(a)	The Company must pay to each Lender its Break Costs if the Loan or an overdue amount is repaid or prepaid other than on the last day of any Interest Period applicable to it.

(b)	Break Costs are the amount (if any) determined by the relevant Lender acting reasonably, by which:

(i)
the interest (excluding Margin) which that Lender would have received for the period from the date of receipt of any part of its share in the Loan or an overdue amount to the last day of the applicable Interest Period for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Interest Period;

  exceeds

(ii)
the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period.

(c)	Each Lender must supply to the Facility Agent for the Company and the Guarantor details of the amount of any Break Costs claimed by it under this Subclause.

24.	EXPENSES

24.1	Initial costs

  The Company must pay to the Facility Agent the amount of all costs and expenses (including fees of legal counsel to the Facility Agent only) reasonably and properly incurred by it in connection with the negotiation, preparation, printing, entry into, syndication and execution of the Finance Documents provided that the Company and the Guarantor approved such costs and expenses prior to their being incurred.

24.2	Subsequent costs

  The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement;

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor provided that the Company and the Guarantor approved such costs and expenses prior to their being incurred; and

(c)	any amendment, waiver or consent specifically allowed by this Agreement.

24.3	Enforcement costs

  The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

24.4	Timing for payments of costs

  All payments under this Clause will be due within thirty days of demand by the relevant Finance Party.

25.	AMENDMENTS AND WAIVERS

25.1	Procedure

(a)
Except as provided in this Clause, any term of the Finance Documents may only be amended, replaced or waived with the agreement of the Company, the Guarantor and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

25.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments (except as expressly provided in Clause 2.3 (Extension Option);

(v)	a release of an Obligor other than in accordance with the terms of this Agreement;

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(viii)	this Clause,

  may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company and the Guarantor.

25.3	Change of currency

  If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

25.4	Waivers and remedies cumulative

  The rights and remedies of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights or remedies under the general law; and

(c)	may be waived only in writing and specifically.

  Delay in exercising or non-exercise of any right or remedy is not a waiver of that right or remedy.

26.	CHANGES TO THE PARTIES

26.1	Assignments and transfers by Obligors

  Neither Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

26.2	Assignments and transfers by Lenders

(a)
A Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other person (the New Lender).

(b)
Unless the Guarantor and the Facility Agent otherwise agree and except as provided below, a transfer of part of a Commitment or part of its rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of US$5,000,000 and an integral multiple of US$1,000,000.

(c)	The consent of the Guarantor is required for any assignment or transfer unless:

(i)	the assignment is by way of security to any U.S. Federal Reserve Bank;

(ii)	the New Lender is another Lender or an Affiliate of a Lender, in which case prior written notice must be given by the Existing Lender to the Company, the Guarantor and the Facility Agent; or

(iii)	an Event of Default is outstanding.

  The consent of the Guarantor must not be unreasonably withheld or delayed. The Guarantor will be deemed to have given its consent five Business Days after the Guarantor is given notice of the request unless it is expressly refused by the Guarantor within that time.

(d)
The Facility Agent is not obliged to execute a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(e)
If the consent of the Guarantor is required for any assignment or transfer (irrespective of whether it may be unreasonably withheld or not), the Facility Agent is not obliged to execute a Transfer Certificate if the Guarantor withholds its consent.

(f) (i)	If, on the date of an assignment or transfer, it is a requirement of Dutch law that each Lender must be a Professional Market Party:

(A)	unless the New Lender is a Professional Market Party, the consent of the Company is required for any assignment or transfer;

(B)	the Company's consent must not be unreasonably withheld or delayed;

(C)
the Company will be deemed to have given its consent five Business Days after the Company and the Guarantor are given written notice of the request together with a copy of a Transfer Certificate signed by the New Lender confirming that it is a Professional Market Party or forms part of a closed circle with the Company unless it is expressly refused by the Company within that time because either:

I.	the proposed New Lender is not a Professional Market Party or does not form part of a closed circle (besloten kring) with the Company; or

II.
the Company has demonstrated that it is in good faith unable to determine with certainty whether the proposed New Lender is a Professional Market Party or forms part of a closed circle (besloten kring) with the Company;

(D)	the New Lender must comply with the obligations set out in paragraph (ii) below;

(E)	the Company must make the representation set out in paragraph (iii) below; and

(F)	no assignment or transfer will be effective unless both the New Lender and the Company have complied with the requirements of this Subclause.

(ii)	On the date the assignment or transfer becomes effective the New Lender must make the representation on the terms set out in paragraph 3 of the Transfer Certificate.

(iii)	On the date that a New Lender becomes party to this Agreement as a Lender the Company represents that on that date it has verified the status of that New Lender either as:

(A)	a Professional Market Party under the Dutch Exemption Regulation;

(B)	exempted from the requirement to be a Professional Market Party because it forms part of a closed circle (besloten kring) with the Company; or

(C)
The Company will be deemed to have complied with its verification obligation set out under (A) above, if it could reasonably assume that the New Lender concerned is a Professional Market Party on the basis of:

I.	information from public registers;

II.
information from a recognised rating institution within the meaning of the Dutch capital adequacy rules for credit institutions as set out in the Credit System Supervision Manual (Handboek Wtk) part 9001-02;

III.	information received from such New Lender; or

IV.	an express confirmation from such New Lender.

(g)
An assignment of rights will only be effective if the New Lender confirms to the Facility Agent, the Company, and the Guarantor in form and substance satisfactory to the Facility Agent that it is bound by obligations to the other Finance Parties under this Agreement equivalent to those it would have been under if it were an Original Lender.

(h)	A transfer of obligations will be effective only if either:

(i)	rights are assigned and obligations released and equivalent obligations assumed in accordance with the following provisions of this Clause; or

(ii)	the obligations are novated in accordance with the following provisions of this Clause.

(i)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of US$3,500.

(j)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

26.3	Transfer Certificates

(a)	In this Subclause:

  Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate;

(ii)	the date on which the Facility Agent executes that Transfer Certificate; and

  a reference to an assignment includes any related release and assumption.

(b)	An assignment or novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.

  The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Finance Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	For a transfer by assignment on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the Existing Lender's rights expressed to be the subject of the assignment in the Transfer Certificate;

(ii)	the Existing Lender will be released from the obligations expressed to be the subject of the release in the Transfer Certificate; and

(iii)	the New Lender will become a Lender under this Agreement and will be bound by obligations equivalent to those from which the Existing Lender is released under sub-paragraph (ii) above.

(e)	For a transfer by novation on the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations and cease to have those rights; and

(iii)	the New Lender will become a Lender under this Agreement and be bound by the terms of this Agreement as a Lender.

(f)	The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate, send a copy of that Transfer Certificate to the Company and the Guarantor.

26.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the financial condition of an Obligor; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document, or

(C)	any observance by any Obligor of its obligations under any Finance Document or any other documents,

  and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by either Obligor of its obligations under any Finance Document or otherwise.

26.5	Participations

  Any Lender may at any time, without the consent of the Company, the Guarantor or the Facility Agent and without notice to the Facility Agent, sell participations to any person in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it) provided that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

26.6	Costs resulting from change of Lender or Facility Office

  If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

  then the relevant Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

26.7	Changes to the Reference Banks

  If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company and the Guarantor) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.	DISCLOSURE OF INFORMATION

(a)
Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, subject to the terms of any confidentiality agreement then binding between an Obligor and the Finance Party, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)
in connection with any legal or arbitration proceedings provided that to the extent practicable under the circumstances and lawful, that Finance Party shall provide the Obligors with prompt notice of the requested disclosure so that any Obligor may seek an order protecting against or limiting such disclosure;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to any rating agency;

(vii)	to the extent allowed under paragraph (b) below;

(viii)	to another Obligor; or

(ix)	with the agreement of the relevant Obligor.

(b)
A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

  However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

28.	SET-OFF

  A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to an Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	PRO RATA SHARING

29.1	Redistribution

  If any amount owing by an Obligor under this Agreement to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than in accordance with this Agreement (a recovery), then:

(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)
the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

(c)	the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the redistribution).

29.2	Effect of redistribution

(a)
The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)
If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery,

  each Finance Party must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

29.3	Exceptions

  Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

30.	SEVERABILITY

  If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

31.	COUNTERPARTS

  Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

32.	NOTICES

32.1	In writing

(a)	Any communication to be made under or in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post, fax; or

(ii)	to the extent agreed by the Parties making and receiving communication, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

32.2	Contact details

(a)
Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

  Address:Koolhovenlaan 110, 1119 NH Schiphol-Rijk, The Netherlands
       Fax number: +31 20 6554 651
       Attention: Financial Controller.

(c)	The contact details of the Guarantor for this purpose are:

  Address:One Bausch & Lomb Place, Rochester, New York 14604
       Fax number: +1 585 338 8188
       Attention: Corporate Treasury Operations.

(d)	The contact details of the Facility Agent for this purpose are:

  Address:Citigroup Centre, 33 Canada Square, Canary Wharf, London E14 5LB
       Fax number: +44 (0) 20 8636 3825
       E-mail: julian.wheeler@citigroup.com
       Attention: Julian Wheeler.

(e)	Any Party may change its contact details by giving five Business Days' notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(f)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

32.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, when received;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

32.4	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

32.5	Use of websites

(a)
Except as provided below, the Company may deliver any information under this Agreement to those Lenders (the Website Lenders) who accept this method of communication by posting it on to an electronic website if:

(i)	the Facility Agent and the Lender expressly agree (after consultation with each of the Lenders);

(ii)	the Company and the Facility Agent designate an electronic website for this purpose (the Designated Website);

(iii)	both the Company and the Facility Agent are aware of the address of and relevant password specifications for the Designated Website; and

(iv)	the information posted is in a format previously agreed between the Company and the Facility Agent.

  The Facility Agent must supply each Website Lender, the Company and the Guarantor with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(b)
If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Facility Agent must notify the Company accordingly and the Company must supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company must supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(c)	The Company must, promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the Company becomes aware that the Designated Website or any information posted on to the Designated Website is or has been infected by any electronic virus or similar software;

(iii)	any new information which is required to be provided and this Agreement is posted on to the Designated Website;

(iv)	the password specifications for the Designated Website change; or

(v)	any existing information which has been provided under this Agreement and posted on to the Designated Website is amended.

  If the Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice must be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Notwithstanding paragraphs (a), (b) and (c) above, the Company may deliver any information under this Agreement to a Lender and/or the Facility Agent by posting it on the SEC's website at www.sec.gov, and such posting shall be deemed to satisfy any requirement to deliver such information.

33.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)
(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

34.	GOVERNING LAW

  This Agreement is governed by English law.

35.	ENFORCEMENT

35.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)
The English courts are the most appropriate and convenient courts to settle any such dispute in connection with any Finance Document. Each Party agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

(d)	References in this Clause to a dispute in connection with a Finance Document includes any dispute as to the existence, validity or termination of that Finance Document.

35.2	Service of process

(a)
Each Obligor not incorporated in England and Wales irrevocably appoints Bausch & Lomb Incorporated of 106 - 114 London Road, Kingston-upon-Thames, Surrey KT2 6QJ as its agent under the Finance Documents for service of process in any proceedings before the English courts in connection with any Finance Document.

(b)
If any person appointed as process agent under this Clause is unable for any reason to so act, the Company (on behalf of the Obligors) must immediately (and in any event within five days of the event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

35.3	Waiver of immunity

  Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

35.4	Waiver of trial by jury

  EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

35.5	Patriot Act

  Each Lender that is subject to the Patriot Act and the Facility Agent (for itself and not on behalf of any Lender) hereby notifies each Obligor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Lender or the Facility Agent, as applicable, to identify the Obligors in accordance with the Patriot Act.

  THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
ORIGINAL PARTIES
PART 1

ORIGINAL LENDERS AND COMMITMENTS

Original Lender	Commitment (US$)

CITIBANK INTERNATIONAL PLC

JPMORGAN CHASE BANK, N.A.

KEYBANK NATIONAL ASSOCIATION

BANK OF TOKYO-MITSUBISHI TRUST COMPANY

MIZUHO CORPORATE BANK, LTD.

SOCIÉTÉ GÉNÉRALE

BARCLAYS BANK PLC

USBANK

THE NORTHERN TRUST COMPANY
85,000,000 60,000,000 60,000,000 40,000,000 40,000,000 40,000,000 20,000,000 20,000,000 10,000,000
Total Commitments	___________ US$375,000,000 ___________

PART 2

MANDATED LEAD ARRANGERS

  CITIGROUP GLOBAL MARKETS LIMITED

  J. P. MORGAN PLC

  KEYBANC CAPITAL MARKETS

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

Obligors

1.	A copy of the constitutional documents of each Obligor.

2.	A copy of (or a certified copy of an extract of) a resolution of the board of directors of each Obligor approving the terms of, and the transactions contemplated by, this Agreement.

3.
A specimen of the signature of each person authorised on behalf of an Obligor to enter into or witness the entry into of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.
A certificate of each Obligor (signed by a director in the case of the Company and the company secretary in the case of the Guarantor) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or similar limit binding on any Obligor to be exceeded.

5.
A certificate of an authorised signatory of each Obligor certifying that each copy document specified in this Schedule that relates to it is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

6.	Evidence that the agent of the Obligors under the Finance Documents for service of process in England and Wales has accepted its appointment.

7.	A copy of a resolution of the managing board/supervisory board/shareholders in general meeting of the Company approving the terms of, and the transactions contemplated by, this Agreement.

8.	An unconditional positive works council advice (advies) in respect of the transactions contemplated by this Agreement.

9.	An extract of the registration of the Company in the trade register of the chamber of commerce.

Legal opinions

10.	A legal opinion of A. Robert D. Bailey, Vice President, Assistant General Counsel and Assistant Secretary to the Guarantor, addressed to the Finance Parties.

11.	A legal opinion of Allen & Overy LLP, legal advisers in the Netherlands to the Mandated Lead Arrangers and the Facility Agent, addressed to the Finance Parties.

12.	A legal opinion of Allen & Overy LLP, legal advisers in England to the Mandated Lead Arrangers and the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

13.	Evidence that all fees and expenses then due and payable from the Company under this Agreement have been or will be paid by the first Utilisation Date.

SCHEDULE 3

FORM OF REQUEST

  To:    CITIBANK INTERNATIONAL PLC as Facility Agent

  From:   [                               ]

  Date:    [                               ]

  BAUSCH & LOMB B.V. - US$375,000,000 Credit Agreement
dated 29 November, 2005 (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Utilisation Date: [ ]

(b)	Amount: [US$ ]

(c)	Interest Period: 6 months.

3.	Our payment instructions are: [ ].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.

  By:

  [                               ]

SCHEDULE 4

CALCULATION OF THE MANDATORY COST

1.	General

(a)	The Mandatory Cost is to compensate a Lender for the cost of compliance with:

(i)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or

(ii)	the requirements of the European Central Bank.

(b)	The Mandatory Cost is expressed as a percentage rate per annum.

(c)
The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Lender in the relevant Loan) of the rates for the Lenders calculated by the Facility Agent in accordance with this Schedule on the first day of an Interest Period (or as soon as possible after then).

(d)	The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

(e)	Any determination by the Facility Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.

2.	For a Lender lending from a Facility Office in the U.K.

(a)	The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formula:

        Ex 0.01 per cent. per annum
           300
    where on the day of application of the formula, E is calculated by the Facility Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)	For the purposes of this paragraph 2:

(i)
fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

(ii)
fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

(iii)	tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

(c)	Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

(d)
If requested by the Facility Agent, each Reference Bank must, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(e)
Each Lender must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender. In particular, each Lender must supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(ii)	any other information that the Facility Agent reasonably requires for that purpose.
        Each Lender must promptly notify the Facility Agent of any change to the information supplied to it under this paragraph.

(f)
The rates of charge of each Reference Bank for the purpose of E above are determined by the Facility Agent based upon the information supplied to it under paragraphs (d) and (e) above. Unless a Lender notifies the Facility Agent to the contrary, the Facility Agent may assume that the Lender's obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(g)
The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender. The Facility Agent is entitled to assume that the information provided by any Lender or Reference Bank under this Schedule is true and correct in all respects.

3.	For a Lender lending from a Facility Office in a Participating Member State

(a)
The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent. This percentage rate per annum must be certified by that Lender in its notice to the Facility Agent as its reasonable determination of the cost (expressed as a percentage of that Lender's share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.	Changes

(a)	The Facility Agent may, after consultation with the Company and the Lenders, determine and notify all the Parties of any amendment to this Schedule which is required to reflect:

(i)	any change in law or regulation; or

(ii)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

(b)
If the Facility Agent, after consultation with the Company, determines that the Mandatory Cost for a Lender lending from a Facility Office in the U.K. can be calculated by reference to a screen, the Facility Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

SCHEDULE 5

FORMS OF TRANSFER CERTIFICATE

PART 1

FORM FOR TRANSFERS BY ASSIGNMENT

  To:CITIBANK INTERNATIONAL PLC as Facility Agent

From:[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

  Date:[            ]

  BAUSCH & LOMB B.V. - US$375,000,000 Credit Agreement
dated 29 November, 2005 (the Agreement)

  We refer to the Agreement. This is a Transfer Certificate.

1.	In accordance with the terms of the Agreement:

(a)	the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement specified in the Schedule;

(b)	the Existing Lender is released from all its obligations under the Agreement which correspond to the Existing Lender's rights specified in the Schedule; and

(c)	the New Lender becomes a Lender under the Agreement and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

2.	The proposed Transfer Date is [ ].

3.
[On the Transfer Date, the New Lender represents to the Existing Lender, the other Finance Parties, Bausch & Lomb Incorporated and Bausch & Lomb B.V. that it is [a Professional Market Party under the Dutch Exemption Regulation] [exempted from the requirement to be a Professional Market Party because it forms part of a closed circle (besloten kring) with Bausch & Lomb B.V.].]

4.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

5.	[The New Lender is a Qualifying Lender.][1]

6.	This Transfer Certificate is governed by English law. [1] Include if applicable.

  THE SCHEDULE
  Rights and obligations to be transferred by assignment
[insert relevant details, including applicable Commitment (or part)]

  Administrative details of the New Lender
[insert details of Facility Office, address for notices and payment details etc.]

  [EXISTING LENDER]                      [NEW LENDER]

  By:                                By:

  The Transfer Date is confirmed by the Facility Agent as [            ].

  CITIBANK INTERNATIONAL PLC
as Facility Agent, for and on behalf
of each of the parties to the
Agreement (other than the Existing Lender and
the New Lender)

  By:

Note: It is the responsibility of each individual New Lender to ascertain whether any other document or formality is required to perfect the transfer contemplated by this Transfer Certificate.

PART 2

FORM FOR TRANSFERS BY NOVATION

  To:CITIBANK INTERNATIONAL PLC as Facility Agent

From:[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

  Date:[                         ]

  BAUSCH & LOMB B.V. - US$375,000,000 Credit Agreement
dated 29 November, 2005 (the Agreement)

  We refer to the Agreement. This is a Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender's rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.
[On the Transfer Date, the New Lender represents to the Existing Lender, the other Finance Parties, Bausch & Lomb Incorporated and Bausch & Lomb B.V. that it is [a Professional Market Party under the Dutch Exemption Regulation] [exempted from the requirement to be a Professional Market Party because it forms part of a closed circle (besloten kring) with Bausch & Lomb B.V.].]

4.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

5.	[The New Lender is a Qualifying Lender.][2]

6.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations in respect of this Transfer Certificate contained in the Agreement.

7.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterpart were on a single copy of the Transfer Certificate.

8.	This Transfer Certificate is governed by English law. [2] Include if applicable.

  THE SCHEDULE

  Rights and obligations to be transferred by novation
[insert relevant details, including applicable Commitment (or part)]

  Administrative details of the New Lender
[insert details of Facility Office, address for notices and payment details etc.]

  [EXISTING LENDER]                      [NEW LENDER]

  By:                                By:

  The Transfer Date is confirmed by the Facility Agent as [                  ].

  CITIBANK INTERNATIONAL PLC

  By:

Note:It is the responsibility of each individual New Lender to ascertain whether any other document or formality is required to perfect the transfer contemplated by this Transfer Certificate.

SCHEDULE 6

MATERIAL SUBSIDIARIES

  Material Subsidiaries of Bausch & Lomb Incorporated
stated in US$000s as of 25 December, 2004

Material Subsidiary	Consolidated Subsidiary assets (excluding inter-company assets)	Per cent. of total Consolidated assets	Net Subsidiary sales (excluding inter-company sales)	Per cent. of total Consolidated sales
BLJ Company Ltd	US$141,761	4.7%	US$226,554	10.1%
B&L France	US$378,993	12.5%	US$182,242	8.2%
Dr. Mann	US$164,538	5.4%	US$113,518	5.1%
B&L UK	US$81,912	2.7%	US$121,853	5.5%
Bausch & Lomb B.V.	US$183,232	6.1%	US$99,581	4.5%
Bausch & Lomb Ireland	US$230,450	7.6%	US$0	0%

SCHEDULE 7

FORM OF STANDING PAYMENT INSTRUCTIONS

  Bank Name:  []

  A/C Name:    [   ]

  A/C No:      [   ]

SIGNATORIES

  Company

  BAUSCH & LOMB B.V.

  By:  /s/ Efrain Rivera
  EFRAIN RIVERA

  Guarantor

  BAUSCH & LOMB INCORPORATED

  By:  /s/ Stephen C. McCluski
  STEPHEN C. MCCLUSKI

  Mandated Lead Arrangers

  CITIGROUP GLOBAL MARKETS LIMITED

  By:  /s/ Paul Gibbs
  PAUL GIBBS

  J. P. MORGAN PLC

  By:  /s/ Neville G. Crow
  NEVILLE G. CROW

  KEYBANC CAPITAL MARKETS

  By:  /s/ Laurie Muller-Girard
  LAURIE MULLER-GIRARD

  Original Lenders

  BANK OF TOKYO-MITSUBISHI TRUST COMPANY

  By:  /s/ Harumi Kambara
  HARUMI KAMBARA

  BARCLAYS BANK PLC

  By:  /s/ Nicholas A. Bell
  NICHOLAS A. BELL

CITIBANK INTERNATIONAL PLC

  By:  /s/ Paul Gibbs
  PAUL GIBBS

JPMORGAN CHASE BANK, N.A.

By:  /s/ Alastair A. Stevenson
ALASTAIR A. STEVENSON

KEYBANK NATIONAL ASSOCIATION

By:  /s/ Marianne Meil
MARIANNE MEIL

MIZUHO CORPORATE BANK, LTD.

By:  /s/ Raymond Ventura
RAYMOND VENTURA

SOCIÉTÉ GÉNÉRALE

By:  /s/ Mary Brickley
MARY BRICKLEY

THE NORTHERN TRUST COMPANY

By:  /s/ Ashish S. Bhagwat
ASHISH S. BHAGWAT

USBANK

By:  /s/ Michael P. Dickman
MICHAEL P. DICKMAN

  Facility Agent

  CITIBANK INTERNATIONAL PLC

  By:  /s/ Paul Gibbs
  PAUL GIBBS